Exhibit 3.1

ARTICLES OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
JACKSONVILLE BANCORP, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned Corporation adopts these Articles of Amendment.

FIRST:            The name of the Corporation is JACKSONVILLE BANCORP, INC.

SECOND:       Effective as of the Effective Time (defined below), the Amended and Restated Articles of Incorporation of this Corporation are amended by replacing paragraph 4.02(5) of Article IV so that, as amended, said paragraph shall read as follows:

 “(5)     In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Nonvoting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that other than in connection with the Ameris Transaction (as defined below), at the election of the holder of shares of Nonvoting Common Stock, any securities issued with respect to the Nonvoting Common Stock shall be nonvoting under the resulting institution’s organizational documents to the same extent as the Nonvoting Common Stock is nonvoting and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Nonvoting Common Stock then outstanding) and take such other actions necessary to ensure that the holders of the Nonvoting Common Stock shall retain securities with substantially the same rights and benefits, including the right to convert nonvoting common stock into common stock, as the Nonvoting Common Stock. Subject to the immediately preceding sentence, in the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Nonvoting Common Stock shall be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Nonvoting Common Stock were converted into shares of Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Common Stock from its stockholders generally, the Corporation shall offer to repurchase Nonvoting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the Corporation shall provide the holders of the Nonvoting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Nonvoting Common Stock shall be issued in the form of Nonvoting Common Stock rather than Common Stock.  For purposes of this paragraph, the term “Ameris Transaction” means those transactions contemplated by that certain Agreement and Plan of Merger dated as of September 30, 2015, as the same may be amended from time to time, by and between the Corporation and Ameris Bancorp, including the merger of the Corporation with and into Ameris Bancorp.”

THIRD:           These Articles of Amendment were duly adopted by the Board of Directors on December 1, 2015.

FOURTH:       These Articles of Amendment were approved by the Corporation’s shareholders entitled to vote thereon.  The number of votes cast for the Articles of Amendment by the shareholders was sufficient for approval.

FIFTH:            These Articles of Amendment shall become effective at 11:57 p.m. Eastern Time on March 11, 2016 (the “Effective Time”) in accordance with the provisions of the Florida Business Corporation Act.

Signed on March 11, 2016.

JACKSONVILLE BANCORP, INC.

By:	/s/ Kendall L. Spencer
Kendall L. Spencer, President & CEO